Exhibit 99.1

Koppers Holdings Inc.
436 Seventh Avenue
News Release	Pittsburgh, PA 15219-1800
Tel 412 227 2001
www.koppers.com

FOR IMMEDIATE RELEASE

For Information:	Brian H. McCurrie, Vice President and Chief Financial Officer
412 227 2153
McCurrieBH@koppers.com

Koppers Holdings Inc. Reports First Quarter 2008 Results

Sales advance 13 percent in quarter

Record 1Q net income of $13.2 million

Earnings per share increase 26% to $0.63

PITTSBURGH, May 8, 2008 – Koppers Holdings Inc. (NYSE: KOP) today announced results for its fiscal 2008 first quarter.

The Company’s sales for the quarter ended March 31, 2008 increased 13 percent, or $39 million, to $348 million, as compared to $309 million for the prior year quarter. This increase was a result of higher sales in the Carbon Materials & Chemicals segment, which increased 28 percent, or $52 million. The increase in this segment was due mainly to increased pricing for most product lines as a result of higher raw material costs, higher oil prices, higher foreign currency exchange rates, and higher carbon materials volumes due to strong product demand. Sales for Railroad & Utility Products decreased 10 percent, or $13 million, due primarily to lower volumes of railroad crossties and utility poles. Management believes the reduction in railroad crossties is due partly to an effort by some of the Class 1 railroads to reduce inventories, and expects demand to improve in the third quarter. Net income for the first quarter of 2008 increased to $13.2 million as compared to $10.5 million in the prior year quarter. Net income for the quarter benefited from higher volumes and prices for Carbon Materials & Chemicals, which more than offset lower volumes for crossties and utility poles.

Diluted earnings per share for the first quarter of 2008 were $0.63 as compared to $0.50 in the prior year period.

EBITDA for the quarter ended March 31, 2008 was $39.2 million compared to EBITDA of $35.6 million in the prior year. The increase in 2008 was primarily the result of higher volumes of carbon materials and higher product prices in Carbon Materials & Chemicals mainly as a result of higher raw material prices and higher oil prices, which more than offset lower volumes for railroad crossties and utility poles. A reconciliation of EBITDA to net income is attached to this press release.

Commenting on the quarter, President and CEO Walter W. Turner said, “The first quarter exceeded our expectations, reflecting strong pricing and product demand for the global carbon materials and chemicals business. The lower demand in our railroad business is expected to improve in the third quarter. Looking ahead, we are optimistic about 2009 as we anticipate the completion of construction of our existing joint venture expansion project and our new joint

Page 2 – Koppers Reports First Quarter 2008 Results

venture in China, both of which we anticipate coming on-line by the end of 2008. We continue to benefit from strong demand within our key end markets for aluminum, rubber and concrete, as well as our focus on enhancing cash flow and our strict adherence to safety, health and environmental regulations.”

Guidance

Mr. Turner continued, “I am very pleased that our first quarter’s results exceeded expectations and fully expect that strength to continue through 2008 and into 2009; however, based on the seasonality of our business I would like to get further into the second quarter before we modify our annual guidance to more accurately reflect our expectations for 2008. Therefore, we are not adjusting our 2008 guidance for sales growth from between 5% and 8%, an increase in adjusted EBITDA from 6% to 9% and an improvement in EPS of between 10% and 13%.”

Investor Conference Call and Web Simulcast

Koppers management will conduct a conference call this morning, May 8, 2008, beginning at 11:00 AM EDT to discuss the company’s performance. Interested parties may access the live audio broadcast by dialing 888 810 0248 in the US/Canada or 706 643 9697 for International, Conference ID number 43154940. Investors are requested to access the call at least five minutes before the scheduled start time in order to complete a brief registration. An audio replay will be available two hours after the call’s completion at 800 642 1687 or 706 645 9291, Conference ID number 43154940. The recording will be available for replay through May 22, 2008.

The live broadcast of Koppers’ conference call will be available online: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=194019&eventID=1821533. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser’s URL address field. Remove the space if one exists.)

If you are unable to participate during the live webcast, the call will be archived on the company’s Web site at www.koppers.com, as well as www.streetevents.com and www.earnings.com, shortly after the live call and continuing through May 22, 2008.

Page 3 – Koppers Reports First Quarter 2008 Results

About Koppers

Koppers, with corporate headquarters and a research center in Pittsburgh, Pennsylvania, is a global integrated producer of carbon compounds and treated wood products. Including its joint ventures, Koppers operates facilities in the United States, United Kingdom, Denmark, Australia, and China. The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol “KOP.” For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Brian H. McCurrie at 412 227 2153 or Michael W. Snyder at 412 227 2131.

Safe Harbor Statement

This news release may contain forward-looking statements based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which the Company does business; competitive pressures; the loss of one or more key customer or supplier relationships; customer insolvencies; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost and availability of raw materials; and other economic, business, competitive, regulatory and/or operational factors affecting the business of Koppers generally.

Attachments

Page 4 – Koppers Reports First Quarter 2008 Results

Koppers Holdings Inc.

Consolidated Statement of Operations

(Dollars in millions except per share amounts)	Three Months Ended March 31,
	2008	2007
Net sales	$347.5	$308.6
Operating expenses:
Cost of sales (excluding items below)	291.5	258.2
Depreciation and amortization	7.6	8.1
Selling, general and administrative	16.8	14.9

Total operating expenses	315.9	281.2
Operating profit	31.6	27.4
Other income	—	0.1

Income before interest expense, income tax provision and minority interest	31.6	27.5
Interest expense	10.8	11.5

Income before income taxes and minority interest	20.8	16.0
Income taxes	7.0	4.8
Minority interest	0.6	0.8

Income from continuing operations	13.2	10.4
Discontinued operations	—	0.1

Net Income	$13.2	$10.5

Earnings per common share-continuing and discontinued operations:
Basic	$0.63	$0.51
Diluted	$0.63	$0.50
Weighted average shares outstanding (in thousands):
Basic	20,828	20,730
Diluted	20,901	20,845
Dividends declared per common share	$0.22	$0.17

Page 5 – Koppers Reports First Quarter 2008 Results

Koppers Holdings Inc.

Condensed Consolidated Balance Sheet

(Dollars in millions, except per share amounts)	March 31, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$11.0	$17.5
Short-term investments	2.1	2.1
Accounts receivable, net of allowance of $0.2 and $0.2	176.9	148.0
Inventories, net	190.9	179.7
Deferred tax benefit	18.5	18.5
Other current assets	20.4	22.4

Total current assets	419.8	388.2
Equity in non-consolidated investments	4.1	4.2
Property, plant and equipment, net	155.1	155.7
Goodwill	63.7	62.5
Deferred tax benefit	33.5	33.4
Other assets	23.8	25.3

Total assets	$700.0	$669.3

Liabilities
Current liabilities:
Accounts payable	$112.0	$109.3
Dividends payable	4.6	3.5
Accrued liabilities	73.6	64.8
Short-term debt and current portion of long-term debt	12.3	21.3

Total current liabilities	202.5	198.9
Long-term debt	432.7	418.9
Other long-term liabilities	62.4	65.4

Total liabilities	697.6	683.2
Commitments and contingent liabilities
Minority interest	10.0	9.4
Stockholders’ Deficit
Senior Convertible Preferred Stock, $0.01 par value per share; 10,000,000 shares authorized; 0 shares issued	—	—
Common Stock, $0.01 par value per share; 40,000,000 shares authorized; 20,978,627 and 20,971,456 shares issued	0.2	0.2
Additional paid-in capital	124.7	124.4
Receivable from Director for purchase of Common Stock	(0.6)	(0.6)
Retained deficit	(149.0)	(157.6)
Accumulated other comprehensive income	19.5	12.6
Treasury stock, at cost; 146,108 and 144,905 shares	(2.4)	(2.3)

Total stockholders’ deficit	(7.6)	(23.3)

Total liabilities and stockholders’ deficit	$700.0	$669.3

Page 6 – Koppers Reports First Quarter 2008 Results

Segment Information

The following tables set forth certain sales and operating data, net of all intersegment transactions, for the Company’s businesses for the periods indicated.

	Three Months Ended March 31,
	2008	2007
(Dollars in millions)
Net sales:
Carbon Materials & Chemicals	$238.8	$187.2
Railroad & Utility Products	108.7	121.4

Total	$347.5	$308.6
Operating profit:
Carbon Materials & Chemicals	$24.8	$15.0
Railroad & Utility Products	7.2	12.7
All Other	(0.4)	(0.3)

Total	$31.6	$27.4
Operating margin:
Carbon Materials & Chemicals	10.4%	8.0%
Railroad & Utility Products	6.6%	10.5%

Total	9.1%	8.9%

Calculation of EBITDA

(In millions)

	Three Months Ended March 31,
	2008	2007
Net Income	$13.2	$10.5
Interest expense	10.8	11.5
Depreciation and amortization	7.6	8.1
Income taxes	7.0	4.8
Discontinued operations	—	(0.1)

EBITDA	38.6	34.8
Minority interest	0.6	0.8

EBITDA with minority interest	$39.2	$35.6

Koppers believes that adjusted net income and adjusted EBITDA provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends and facilitate comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance.

Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures.